Exhibit 99.1

LML Payment Systems, Inc.
Fiscal 2009 First Quarter Conference Call
August 11, 2008

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2009 First Quarter Conference Call.

With us on the call today is Patrick Gaines, President and Chief Executive Officer of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML, and Craig Thomson, President of Beanstream.

Everyone should have access to the press release which went out last Friday regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in today's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:	Thank you, operator.

Good afternoon everyone and thank you for joining us here today as we discuss results from our first quarter of fiscal year 2009.

Revenue for the first quarter was approximately $3.2 million, an increase of 118%  from the same period last year.  We had income before taxes of approximately $152,000, an increase of approximately $396,000 from the same period last year.  Net loss, after taxes, was $47,000 or break-even from an earnings per share basis.

These much improved results continue to be reflective of a fundamental shift in the company that began last year and is still in progress today.

We have broken our business into 3 separate segments and they include our Transaction Payment Processing segment; our Check Processing segment; and our Intellectual Property Licensing segment. At the end of the last fiscal year, last March, which included nine months of TPP segment revenue, 49.7% of our total revenue was from the TPP segment; 35.4% was from our Check Processing segment; and 14.7% was from our Intellectual Property licensing segment.

At the end of our most recent quarter, revenue from our TPP segment climbed to 61.5% of total revenue. We expect this trend to continue as we expect this segment to form our principal line of business as we move forward.

Since our acquisition of Beanstream, we have added six new positions within TPP operations, bringing total head-count in this segment to 21.  The majority of these hires are in technical support and sales representatives who are instrumental in the handling of new business in conjunction with our channel partners.

On that front, we added 324 new customers during the quarter. Most of whom were brought to us from our channel partners who can be financial institutions, payment processors or software application vendors, who in many cases, provide value-added services to our merchants.  We believe that leveraging our network of channel partners will allow us to compete favourably in the small business market.  We believe Beanstream is the largest non-bank-owned e-Commerce provider in Canada.

In addition to deepening our market penetration in Canada, it is a strategy of ours to look to expand outside of Canada and we believe the best way to accomplish this is to first expand with our existing clients, who are themselves expanding to additional markets; and with existing channel partners who are providing related services to ours in markets other than Canada.

Despite general economic headwinds, we believe that online commerce and electronic forms of payment will continue to grow both in dollar volume and as a percentage of total shopping of all kinds.  We believe the ability to conveniently research a wide selection of products online and purchase those products and have them home-delivered, will be major drivers of the online commerce market both domestically and internationally.  Our goal is to capitalize on both the growth of Internet commerce and the continued adoption of electronic payments.

With respect to our Check Processing segment, which has been experiencing headwinds because of declining check usage, we saw much improved financial performance.

As part of our re-positioning efforts last year, which included discontinuing the provision of certain check services, we experienced better than expected cost savings, while at the same time, remained consistent with revenue projections.  I’ll ask Richard to speak to this a little later.

We expect to continue to experience headwinds regarding this segment in the future, primarily due to consumers migrating from checks as a form of payment, to other forms of electronic payment such as credit and debit cards and electronic bill payment.

Our Intellectual Property segment revenue remained flat as expected.  Our Intellectual Property operations involve the licensing of our intellectual property estate that includes five U.S. patents describing certain electronic check processing methods.  Since receiving our last patent in the spring, we made measured and deliberate progress with respect to our Intellectual Property.  We anticipate a significant increase in activity in this segment as we move forward.

Our goal is to monetize our patent portfolio.  Successful licensing and enforcing intellectual property carries with it a series of complex events that requires careful, ongoing investigation and negotiation.  For these reasons, we expect progress, reportable events, and revenue from this segment to arrive unevenly in lumps.  While there is no guarantee that we will have a favouable outcome, we do, in fact, have a successful history of both licensing and enforcement and fully expect to build upon our experience in this area.

It is clear to us that there exists a large market for products in which we believe our technology is employed.  For the first quarter of calendar 2008, we believe over 1 billion transactions occurred in the electronic check fields of ARC and WEB.

We employ highly specialized legal counsel to assist us in our licensing efforts and we will continue to work closely with counsel regarding licensing of our intellectual property.  Due to the nature of this activity, much of this information must remain confidential.  However, we will provide updates as circumstances allow and warrant.

Now, I ask Richard to cover off the financial results for the quarter in more detail.

Richard Schulz:	Thank you, Patrick.

Total revenue for the quarter was just under $3.2 million as compared to $1,456,000 for the prior year first quarter, an increase in revenue of 118%. Revenue from our TPP segment was $1,954,000 for the quarter.  Gross profit on TPP revenue was just under $1 million or 45% of revenue. Revenue from our IPL segment was $406,000 as compared to $413,000 for the prior year quarter.  Revenue from our CP/SL segment was $817,000 for the current quarter as compared to $1,043,000 for the prior year quarter, a decrease in revenue of $226,000. The decrease in CP/SL segment revenue was primarily attributable to the cessation of certain services during the fourth quarter of our prior fiscal year. During this period we had completed our migration of selected services onto a single platform and had finalized the consolidation of our four data centers into two. We had forecasted a net savings of approximately $240,000 per quarter and, during the first quarter of our current fiscal year; we realized a net savings of approximately $350,000.

On a GAAP basis, our consolidated net loss for the quarter was $47,000 or $(0.00) per share as compared to a GAAP net loss of $248,000 or ($0.01) per share for the prior year quarter, a decrease in net loss of $201,000 or $0.01 per share. Non-GAAP net income for the quarter was $610,000 or $0.02 per share compared to $16,000 or $0.00 per share for the prior year quarter, an increase in non-GAAP net income of $594,000 or $0.02 per share. Non-GAAP net income excludes stock-based compensation, depreciation and amortization, and other non-recurring items. We believe non-GAAP financial measures provide greater transparency and enhanced understanding of our operating results and overall financial performance. For a reconciliation of GAAP to Non-GAAP financial measures, please see our news release issued on August 8, 2008.

We’re maintaining our previous guidance of consolidated revenue in excess of $14 million for fiscal 2009.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:	Thanks, Richard.

In summary, we are pleased to see the many changes we made last year have resulted in significantly improved financial results.  We look forward to continuing to grow the Transaction Payment Processing business and we eagerly look forward to continuing to engage in Intellectual Property Licensing activities.

Thank you. And with that, I’ll turn the call back to the operator so that we can take a few questions.

Operator:
Thank you. Ladies and gentlemen if you would like to register a question please press the 1 followed by the 4 on your telephone, you will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3. If you are using a speakerphone please lift your handset before entering your request.

Once again, to register you may press the 1 followed by the 4 on your telephone now.

Our first question coming from the line of David Ferrari from Ferrari Investments; please go ahead.

David Ferrari:	Hello, Pat, how are you today?

Patrick Gaines:	Good, thank you, David. How are you?

David Ferrari:
I’m good thank you. Just a couple things I’d like to go over. The GAAP versus non-GAAP, you’ve chosen to do non-GAAP, is it my understanding that most people in your industry, i.e. competitors or - follow the non-GAAP as opposed to any other type of accounting procedure?

Patrick Gaines:
I think that there are people in this industry who do do that, David. I don’t think it’s industry-specific but we do the non-GAAP measure because we believe that it provides an extra level of transparency for investors to see what’s going on in the business without the non-cash items contained on the income statement.

And quite clearly non-GAAP is not a replacement for GAAP; it’s just an extra level of measurement. It’s a measurement that we use as management as well so we’re trying to pass that along in terms of transparency.

Operator:	Our next question coming from the line of Nancy Hull from Ladenberg Thalmann; your may proceed.

Nancy Hull	Hello. Hi, Pat and Richard. Can you...

Patrick Gaines:	Nancy.

Nancy Hull:	...just discuss how currency impacted you during the quarter and possibly provide us with a year over year gross rate for Beanstream on a constant currency basis if you have that?

Richard Schulz:
Well we didn’t see a huge fluctuation in the Canadian to US exchange rate for the past - in fact for the past three quarters it’s only fluctuated maybe 2% or 3%. So I don’t believe that had really any impact.

As for what currency exchange fluctuations may do in the future, I think, you know, once it goes past the 5% or 10% level then we may see some fluctuation. You know, certainly there’s some revenue streams that we have that do come from a Canadian-base currency. So if the Canadian dollar does weaken or strengthen it does influence the consolidated revenue.

Operator:	Our next question is coming from the line of Jonathan Kahn, private investor; you may go ahead.

Jonathan Kahn
Good afternoon, gentlemen. Quick question: I was wondering if there was a predictable increase or decrease in the TPP segment of transactions during - or on a cyclical basis annually? In other words, does the first quarter or second quarter have less transactions processed on an overall basis versus perhaps the last quarter?

Craig Thomson:
Jonathan, this is Craig. We, you know, I’m talking - referring to LML quarters as opposed to annual quarters. But we see higher transaction counts in the LML third and fourth quarters so that would be essentially October through March because we tend to pick up in the late fall - we tend to pick up some of the larger retailers that we have that sell quite a bit over the Christmas season.

And then we find in January, February, March we see a lot of business from universities and registration companies, which are another strong vertical of ours. And then usually the LML first and second quarters are a little bit slower over the summer months.

Operator:	Our next question is coming from the line of Mr. Jonathan White from JP Turner; please go ahead.

Jonathan White:
Pat, I - my question today is that - is what we’re going to do to deepen your market presentation for the stock? Over the last few weeks we’ve noticed the short position drop fairly nicely, I mean, I guess it’s probably good that at least they’re covering it; it sounds like they’ve covered 150,000 shares in the last month and a half or so. And of course the report isn’t now - the fresh report isn’t out past July 15 to see where we’re really at with this last few weeks of activity.

But I’d like to know what you’re going to do to help a little liquidity in the market for the stock. Thank you.

Patrick Gaines:	Thanks, Jonathan. What we’re doing is building the company up and developing the story that will make it attractive to additional investors to base their investment decisions on.

And that’s what we have planned right now. We’re talking with analysts, new analysts all the time trying to get a broader reach for the company and the company’s developing story, which these financial statements today and their financial statements in our previous quarter are starting to bear out quite nicely. So we look forward to continuing that into the future.

Operator:	Our next question is coming from the line of Joseph Johnson, Joseph S. Johnson Limited; please go ahead.

Joseph Johnson
Hi, Patrick. On the 324 new clients you picked up in this quarter can you break out how they - how they divide into your three different parts of your business? Was there any Intellectual capture? And if so the second part of the question is did they accelerate towards the end of the quarter? I mean, was there a pressure to get more signed up, you know, towards the end of June 30?

Patrick Gaines:
Thanks, Joe. All the new customers - the 324 customers came in the TPP market. And, no, they came in very evenly throughout the last three months. Almost all of those customers came to us by way of our channel partners and were referrals. And we’re happy to have them.

Operator:	Our next question is coming from the line of Marty Calvert, UBS Financial please go ahead.

Marty Calvert:
Hi, Pat. Good quarter. I just wanted to find out more about the channel partners and you talked about going into new markets as well as them going into new markets. Can you expand on that any at all as far as what, I know you’ve talked about new markets you were looking at. Have you honed those targets down anymore to look at more specific markets you’re going to go after?

Craig Thomson:
Well, Marty, when we talk about new markets there’s a couple of different aspects: one are new vertical markets for the product and also new regional markets for the merchants that we are providing services to.

In both areas, yes, we’ve made some improvements or changes over the past quarter. We have, as I think we announced in the last conference call, we’re working on a electronic billing payment presentment product. That is currently in Beta now with one of our larger partners.

And also we have been working probably for the last four to five months now as well integrating into the European market. And so that is - that will give us some growth regionally.

Operator:	Our last question is coming from the line of Nancy Hull from Ladenberg Thalman; please go ahead.

Nancy Hull:
Hi, I just had a few other quick questions. You mentioned that you hired six new positions in the TPP segment; what are your hiring expectations going forward and how do you think that’ll impact the SG&A line for that segment?

And last question is what are your expectations for cash from operations going forward? I know you had a real nice Q4 and it ticked down a bit in this quarter but do you think that SG&A spend is going to impact cash going forward or how should we think about that?

Craig Thomson:
Well, Nancy, in terms of new hires I don’t anticipate that we have too many positions that we need to fill over the next couple of quarters at Beanstream. We hired a number of people in advance of an increase in business due to some new partner relationships and some regional expansion as I just mentioned.

But I think the staff that we have now will be suitable for the foreseeable future.

The other thing we’ve done over the last couple of quarters as well is we’ve taken care of some additional resources that are freed up in Wichita as the result of the closing of the Phoenix operations. And so we have moved some of our administrative type work to the Wichita office as well. So that’s alleviated any need to hire some, you know, some administrative support in Victoria.

Nancy Hull:	Okay.

Richard Schulz:
And to add, regarding the cash flow from our operations, you know, just factoring out some of the non-cash items just out of our statement of operations such as stock-based compensation, amortization, depreciation and removing say some deferred revenue, I would anticipate if we’re consistent with the first quarter, that will generate approximately a couple hundred thousand per quarter in cash flow from those operating activities.

Nancy Hull:	Okay. Thank you.

Richard Schulz:	You’re welcome.

Operator:	Mr. Gaines, I’ll turn the call back to you, sir, for closing remarks.

Patrick Gaines:	All right. Well thank you very much, everyone, for joining us here today. It’s a pleasure to be able to deliver these results and we look forward to talking to you again. Thank you.

Operator:	Thank you ladies and gentlemen; this does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect your lines. Have a great day, everyone.

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